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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  Amendment No. 1 to
                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934


                           Delphi Information Systems, Inc.
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                                   (Name of Issuer)

                                     Common Stock
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                            (Title of Class of Securities)

                                      247171101
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                                    (CUSIP Number)

                            Gary S. Kohler, Vice President
                          Okabena Investment Services, Inc.
                                 5140 Norwest Center
                 90 South Seventh Street, Minneapolis, MN 55402-4139
                                    (612) 339-7151
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               (Name, Address and Telephone Number of Person Authorized
                        to receive Notices and Communications)

                                   November 8, 1996
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               (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 4 pages
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CUSIP No.  247171101
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    (1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons

         Okabena Partnership K, a Minnesota general partnership   41-1642281
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    (2)  Check the Appropriate Box if a Member of a Group
                                                           (a)       [   ]
                                                           (b)       [ X ]

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    (3)  SEC Use Only

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    (4)  Source of Funds

         WC
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    (5)  Check if Disclosure of Legal Proceedings is Required Pursuant to Items
         2(d) or 2(e)                                           [  ]

         N/A
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    (6)  Citizenship or Place of Organization

         Minnesota
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Number of    (7)    Sole Voting Power            2,400,000      shares
Shares Bene-
  ficially   -------------------------------------------------------------------
Owned by     (8)    Shared Voting Power          -0-            shares
Each Report
  ing Person -------------------------------------------------------------------
  With       (9)    Sole Dispositive Power       2,400,000      shares
             -------------------------------------------------------------------
             (10)   Shared Dispositive Power     -0-            shares

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    (11) Aggregate Amount Beneficially Owned by Each Reporting Person

         2,400,000 shares         See Item 5

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    (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares [  ]
         N/A
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    (13) Percent of Class Represented by Amount in Row (11)
                             7.7%

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    (14) Type of Reporting Person (See Instructions)

         PN


                                  Page 2 of  4 pages

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CUSIP No.  247171101

This Amendment No. 1 amends the original Schedule 13D Statement filed November 8, 1996 for the purpose of providing the typed form of signature required under
Section 232.302(a) of Regulation S-T which inadvertently was not included in the original filing.


                                      SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 8, 1996                 OKABENA PARTNERSHIP K
                                       By: Okabena Investment Services, Inc.
                                           Its Managing Partner

                                       By:  /s/ Gary S. Kohler
                                            -----------------------------------
                                            Gary S. Kohler, Vice President


                                  Page 3 of 4 pages

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                                      SIGNATURE

              After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, correct and complete.



Date:  November 14, 1996               OKABENA PARTNERSHIP K
                                       By: Okabena Investment Services, Inc.
                                           Its Managing Partner

                                       By:  /s/ Gary S. Kohler
                                            -----------------------------------
                                            Gary S. Kohler, Vice President



                                  Page 4 of 4 pages